CERTIFICATE OF AMENDMENT

                                       to

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       of

                            MEDE AMERICA CORPORATION

     MEDE AMERICA CORPORATION, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

     FIRST: that the following resolutions were duly adopted by unanimous written consent of the Board of Directors of the Corporation, setting forth proposed amendments to the Certificate of Incorporation of the Corporation; determining that the capital of the Corporation will not be decreased on account of such amendments; and declaring such amendments to be advisable and directing that such amendments be submitted to the stockholders of the Corporation for its approval. The resolutions are as follows:

          "RESOLVED, that there is hereby adopted an amendment to the Corporation's Amended and Restated Certificate of Incorporation pursuant to which Section 1 of Part I of Article FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation shall be amended to include the following as subsection (iii):

          '(iii) To the extent that the Corporation receives proceeds from the exercise of an underwriter's over-allotment option in a firm commitment initial public offering as contemplated by Section 6A, those proceeds received shall be used to pay accrued and unpaid dividends on the Series A Preferred Stock. Such payment shall be made immediately prior to the mandatory conversion of the Series A Preferred Stock described in Section 6A.'

          "RESOLVED, that there is hereby adopted an amendment to the Corporation's Amended and Restated Certificate of Incorporation pursuant to which the last sentence of Section 6A of Part I of Article FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation shall be amended, to read in its entirety, as follows:

          'Such conversion shall be effective 30 days after the closing of such public offer ing or sooner if upon the exercise of the underwriter's over-allotment option (the "Conversion Date"); provided, however, that certificates evidencing the shares of Common Stock issuable upon such conversion shall not be issued except on surrender of the certificates for the shares of the Series A Preferred Stock so converted.

          "RESOLVED, that there is hereby adopted an amendment to the Corporation's Amended and Restated Certificate of Incorporation pursuant to which Section 6B of Part I of Article FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation shall be amended, to include the following sentence as the fourth sentence thereof:

          'No dividends shall accrue on the Series A Preferred Stock during the period between the closing of a public offering contemplated by Section 6A and the Conversion Date.'

          "RESOLVED that the Board of Directors determines that the capital of the Corporation will not be decreased on account of the foregoing amendment, declares the foregoing amendment to the Corporation's Amended and Restated Certificate of Incorporation to be advisable and directs that the amendment be submitted to the stock holders of the Corporation for their approval pursuant to Section 242(b) of the General Corporation Law of the State of Delaware."

     SECOND: that the Amendment of the Amended and Restated Certificate of Incorporation effected by this Certificate was duly authorized by the holders of a majority of the outstanding capital stock of the Corporation entitled to vote thereon, after first having been declared advisable by the Board of Directors of the Corporation, all in accordance with the provi sions of Section 242 of the Delaware General Corporation Law.

     THIRD: that the capital of the Corporation will not be reduced under, or by reason of, the foregoing amendment to the Certificate of Incorporation of the Corporation.

     IN WITNESS WHEREOF, MEDE AMERICA CORPORATION has caused this certificate to be signed by Thomas Staudt, its President and Chief Executive Officer, this 20th day of January, 1999.

                                        MEDE AMERICA CORPORATION

                                        By:/s/ Thomas Staudt
                                           -------------------------------------
                                           Thomas Staudt
                                           President and Chief Executive Officer